Exhibit 10.27
SECOND AMENDMENT TO REVOLVING LOAN CREDIT AGREEMENT
     THIS SECOND AMENDMENT TO REVOLVING LOAN CREDIT AGREEMENT (this “Amendment”) is entered into as of this 4th day of December, 2008, by and among GALLARUS MEDIA HOLDINGS, INC., a Delaware corporation (“Holdings”), NETWORK COMMUNICATIONS, INC., a Georgia corporation (the “Borrower”), the Lenders (as defined below) signatory hereto and TORONTO DOMINION (TEXAS) LLC (the “Administrative Agent”), as Administrative Agent for the Lenders.
     WHEREAS, Holdings, the Borrower, the Lenders party thereto (the “Lenders”) and the Administrative Agent are all parties to that certain Revolving Loan Credit Agreement dated as of July 20, 2007 as amended by that certain First Amendment to Revolving Loan Credit Agreement dated as of June 10, 2008 (as so amended and as may be further amended, modified, supplemented or restated, the “Credit Agreement”); and
     WHEREAS, the Borrower has requested, and the Lenders have agreed, subject to the terms hereof, to amend the Credit Agreement as more fully set forth herein;
     NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that all capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Credit Agreement, and further agree as follows:
     1. Amendments to Article 6.
          (a) Amendment to Section 6.06. Section 6.06(a)(ii) of the Credit Agreement, is hereby amended by deleting such subsection in its entirety and by substituting in lieu thereof the following:
          (ii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom (and provided that, in the case of any direct or indirect distribution to Ultimate Parent, Ultimate Parent owns, beneficially and of record, 100% of the issued and outstanding Equity Interests of Holdings at the time of such distribution), Holdings and the Borrower may (and the Borrower may make distributions to Holdings to enable Holdings to make distributions to Ultimate Parent to enable Ultimate Parent to) repurchase its Equity Interests owned by current or former consultants, officers, directors or employees of Ultimate Parent, Holdings, the Borrower or the Subsidiaries (or their permitted transferees) or make payments to employees of Ultimate Parent, Holdings, the Borrower or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $1,000,000 in any Annual Reporting Period (it being agreed that such amount shall be increased by the amount of cash proceeds received by Holdings or Ultimate Parent from the sale of Equity Interests of Holdings or Ultimate Parent to such employees after the Closing Date to the extent such proceeds are contributed directly or indirectly to the Borrower as common equity),
          (b) Amendment to Section 6.11. Section 6.11 of the Credit Agreement, Interest Coverage Ratio, is hereby amended by deleting such Section in its entirety and by substituting in lieu thereof the following:
SECTION 6.11. Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive Quarterly Reporting Periods, in each case taken as one accounting period, ending on a date or during any period set forth below to be less than the ratio set forth opposite such date or period below:

Date or Period	Ratio
Closing Date through the last day of the Quarterly Reporting Period ending on or about September 14, 2008	1.75 to 1.00

Thereafter	1.50 to 1.00

          (c) Amendment to Section 6.12. Section 6.12 of the Credit Agreement, Maximum Senior Leverage Ratio, is hereby amended by deleting such Section in its entirety and by substituting in lieu thereof the following:
SECTION 6.12. Maximum Senior Leverage Ratio. Permit the Senior Secured Leverage Ratio for any period of four consecutive Quarterly Reporting Periods, in each case taken as one accounting period, ending on a date or during any period set forth below to be greater than the ratio set forth opposite such date or period below:

Date or Period	Ratio
Closing Date through the last day of the Quarterly Reporting Period ending on or about March 29, 2009	2.00 to 1.00

The first day of the Quarterly Reporting Period ending on or about June 21, 2009 through the last day of the Quarterly Reporting Period ending on or about March 28, 2010	2.25 to 1.00

Thereafter	2.00 to 1.00

          (d) Amendment to Section 6.15. Section 6.15(b) of the Credit Agreement, is hereby amended by deleting such subsection in its entirety and by substituting in lieu thereof the following:

          (i) Pledge or permit the pledge of Equity Interests in any Unrestricted Subsidiary to any person (other than to the Collateral Agent as Collateral for the Obligations), or (ii) transfer any assets to, or make any loan or advance to, or Guarantee any obligations of, any Unrestricted Subsidiary or otherwise acquire for consideration evidences of Indebtedness, Equity Interests or other securities of any Unrestricted Subsidiary, other than (A) intercompany loans and advances among Unrestricted Subsidiaries and (B) investments of any kind or nature in Unrestricted Subsidiaries, together with (x) payments to Unrestricted Subsidiaries by any Loan Party under any services, management or any other contractual arrangements and (y) payments of the type referred to in clause (c) of Section 6.07 to officers, directors and employees of, and consultants to, Unrestricted Subsidiaries, in an aggregate amount not to exceed $2,500,000 in any Annual Reporting Period (provided that, so long as no Event of Default or Default shall have occurred and be continuing or would result from any investment pursuant to this clause (b)(ii) and the Consolidated Leverage Ratio of the Borrower, after giving effect to the making of any such investment pursuant to this clause (b)(ii) (and the incurrence of any Indebtedness related thereto), is less than 4.50 to 1.00, such amount shall be increased by an amount equal to the difference between (1) the portion of Excess Cash Flow (as defined in the Term Loan Credit Agreement) not required to be used by the Borrower to repay Term Loans pursuant to Section 2.13 of the Term Loan Credit Agreement (provided that prior to or contemporaneously with such investment, the Borrower shall have made any such required mandatory prepayment) and (2) any amount of such portion of Excess Cash Flow used to make Restricted Payments in accordance with clause (viii)(B) of the proviso to Section 6.06(a)). The amount of permitted investments in and other payments in respect of Unrestricted Subsidiaries set forth above in respect of any Annual Reporting Period prior to the Annual Reporting Period commencing on or about March 30, 2009 shall be increased by an amount equal to the difference between (i) the amount of unused permitted investments or payments for the immediately preceding Annual Reporting Period and (ii) an amount equal to unused permitted investment or payment amounts carried forward to such preceding Annual Reporting Period.
     2. No Other Amendment. Notwithstanding the agreement of the Lenders to the terms and provisions of this Amendment, Holdings and the Borrower acknowledge and expressly agree that this Amendment is limited to the extent expressly set forth herein and shall not constitute a modification of the Credit Agreement or any other Loan Documents or a course of dealing at variance with the terms of the Credit Agreement or any other Loan Documents (other than as expressly set forth above) so as to require further notice by the Administrative Agent or the Lenders, or any of them, of its or their intent to require strict adherence to the terms of the Credit Agreement and the other Loan Documents in the future. All of the terms, conditions, provisions and covenants of the Credit Agreement and the other Loan Documents shall remain unaltered and in full force and effect except as expressly modified by this Amendment. The

Credit Agreement and each other Loan Document shall be deemed modified hereby solely to the extent necessary to effect the waivers and amendments contemplated hereby.
     3. Representations and Warranties. Holdings and the Borrower hereby represent and warrant in favor of the Administrative Agent and each Lender as follows:
          (a) Each of Holdings and the Borrower has the corporate power and authority (i) to enter into this Amendment and (ii) to do all other acts and things as are required or contemplated hereunder to be done, observed and performed by them;
          (b) This Amendment has been duly and validly executed and delivered by Holdings and the Borrower, and such Amendment constitutes the legal, valid and binding obligations of Holdings and the Borrower, enforceable against Holdings and the Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and general principles of equity;
          (c) The execution and delivery of this Amendment and the performance by Holdings and the Borrower under the Credit Agreement and the other Loan Documents to which each is a party, as amended hereby, do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over Holdings or the Borrower or any of their subsidiaries which has not already been obtained, nor is in contravention of or in conflict with the articles of incorporation, by-laws or partnership agreements of Holdings and the Borrower or any of their subsidiaries, or any provision of any statute, judgment, order, or material indenture, instrument, agreement, or undertaking to which Holdings, the Borrower or any of their subsidiaries is a party or by which any of their respective assets or properties is or may become bound;
          (d) All of the representations and warranties of the Borrower made under the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof, after giving effect hereto, as if made on the date hereof (except to the extent previously fulfilled in accordance with the terms hereof and to the extent relating specifically to a specific prior date); and
          (e) There does not exist, after giving effect to this Amendment, any Default under the Credit Agreement.
     4. Conditions Precedent; Effective Date. This Amendment shall be effective as of the date hereof subject to satisfaction of each of the following conditions precedent:
          (a) all of the representations and warranties of the Borrower under Section 3 hereof being true and correct in all material respects as of the date hereof;
          (b) receipt by the Administrative Agent of counterparts hereof executed by the Required Lenders, Holdings and the Borrower; and
          (c) receipt by the Administrative Agent of the Amendment Fee (defined below).

     5. Amendment Fee. As consideration for each of the Lenders’ and Administrative Agent’s entering into this Amendment, Holdings and Borrower shall pay to Administrative Agent, for itself and on behalf of the Lenders, an amendment fee in an amount equal to 0.25% of the aggregate Commitments of each Lender who consents to this Amendment (the “Amendment Fee”) on or before 8:00 p.m. (EST) on Friday, December 5, 2008. The Amendment Fee is due and payable in full upon execution and delivery of this Amendment. Holdings and Borrower agree that the Amendment Fee has been fully earned by Administrative Agent and Lenders and is non-refundable in whole or in part.
     6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute one and the same instrument.
     7. Loan Documents. Each reference in the Credit Agreement or any other Loan Document to the term “Credit Agreement” shall hereafter mean and refer to the Credit Agreement as amended hereby and as the same may hereafter be amended.
     8. Governing Law. This Amendment shall be construed in accordance with and governed by the internal laws of the State of New York, applicable to agreements made and to be performed in New York.
     9. Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.
     Capitalized terms used in this Amendment and not otherwise defined herein are used as defined in the Credit Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused it to be executed under seal by their duly authorized officers, all as of the day and year first above written.

BORROWER:	NETWORK COMMUNICATIONS, INC., a Georgia Corporation

By:	/s/ Gerard P. Parker
	Name:	Gerard P. Parker
	Title:	Chief Financial Officer

HOLDINGS:	GALLARUS MEDIA HOLDINGS, INC., a Delaware corporation

By:	/s/ Gerard P. Parker
	Name:	Gerard P. Parker
	Title:	Chief Financial Officer

ADMINISTRATIVE AGENT AND LENDERS:	TORONTO DOMINION (TEXAS) LLC, a Administrative Agent and as a Lender

By:	/s/ Jackie Barrett
	Name:	Jackie Barrett
	Title:	Authorized Signatory

WELLS FARGO FOOTHILL, INC___, as Lender
By:	/s/ Kevin S. Fong
	Name:	Kevin S. Fong
	Title:	Senior Vice President